UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-54A

              NOTIFICATION OF ELECTION TO BE SUBJECT TO SECTIONS 55
             THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED
                      PURSUANT TO SECTION 54(a) OF THE ACT

The undersigned business development company hereby notifies the Securities and Exchange Commission that it elects, pursuant to the provisions of section 54(a) of the Investment Company Act of 1940 (the "Act"), to be subject to the provisions of sections 55 through 65 of the Act and, in connection with such notification of election, submits the following information:

Name:  MEDPLUS CORPORATION
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
54 BROAD STREET, SUITE 200B, RED BANK NJ. 07701
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Telephone Number (including area code):  732-212-1133
                                       -----------------------------------------
Name and address of agent for service of process:  WM. N. LEVY ESQ., LEVY &
                                                 -------------------------------
LEVY, P.A., PLAZA 1000, SUITE 309, MAIN STREET,  VOORHEES, NJ 08043
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     Check one of the following:

[X] The company has filed a registration statement for a class of equity securities pursuant to section 12 of the Securities Exchange Act of 1934. Give the file number of the registration statement or, if the file number is unknown or has not yet been assigned, give the date on which the registration statement was filed:

       0  -  16286
--------------------------------------------------------------------------------

[ ] The company is relying on rule 12g-2 under the Securities Exchange Act of 1934 in lieu of filing a registration statement for a class of equity securities under that Act.

The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of the company:

-------------------------------------------
The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of any subsidiary of the company:

------------------------------

The  undersigned  company  certifies  that  it is a closed-end company organized
under  the laws of    DE      (state) and with its principal place of business
                  ------------
in       NJ        (state);  that  it will be operated for the purpose of making
   ----------------
investments in securities described in section 55(a)(1) through (3) of the Investment Company Act of 1940; and that it will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Act.

     Pursuant to the requirements of the Act, the undersigned company has caused this notification of election to be subject to sections 55 through 65 of the Investment Company Act of 1940 to be duly signed on its behalf in the city of
RED BANK and state of      NJ    on the   15    day of APRIL   , 2003.
--------             -----------        -------        ---------------

[SEAL]
                                  Signature
                                           -------------------------------------
                                  (Name of Company)  MEDPLUS CORPORATION
                                                   -----------------------------
                                  By  \BY\ BRIAN ZUCKER
                                    --------------------------------------------
                                  (Name of director, officer, or general partner signing on behalf of the company) BRIAN ZUCKER
                                                                   -------------
                                  Title  PRESIDENT
                                        ----------------------------------------
Attest: \BY\ RAFAEL MARTE
        -------------------
               (Name)

             ASSISTANT
        -------------------
             (Title)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                              COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER. SEC 1937 (02-01)


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